UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Chevron Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Employee Voting at the 2012 Annual Meeting

Chevron’s Annual Meeting of Stockholders will be held in San Ramon, Calif., on Wednesday, May 30.

Around Thursday, April 19, U.S. payroll Chevron employees who hold Chevron common stock through an employee stock or retirement benefit plan and who have a company-issued email address will be sent an email with instructions for voting their shares online and viewing the Notice of the 2012 Annual Meeting and 2012 Proxy Statement and the 2011 Annual Report. Chevron employees who participate in an employee stock or retirement benefit plan but do not receive an email will receive the information through the U.S. Postal Service. Time of delivery will vary based on geographic location.

The Proxy Statement and Annual Report also are available electronically on chevron.com and can be accessed, viewed and printed at your convenience. The Proxy Statement includes important information on matters that will be voted on at the meeting. You will be voting to elect members of the company’s Board of Directors; to ratify the appointment of the independent registered public accounting firm; to approve, on an advisory basis, the compensation of Chevron’s named executive officers; and on eight stockholder proposals.

Voting Is Convenient and Confidential

Employee stockholders will have the ease of voting their proxies online or through a telephone voting service. Please use one of these convenient and cost-effective methods to vote – your vote is important.

Electronic delivery of the proxy materials saves natural resources in addition to saving the company printing and delivery costs. However, if you wish to receive a paper copy of the Proxy Statement or Annual Report you may submit a request indicating the item(s) you wish to receive along with your name and your intercompany mailing address to corpgov@chevron.com.

All voting tabulations and results are handled by Broadridge Financial Solutions, an independent third party. Chevron does not have access to individual votes, and the process is completely confidential.

Once you have received the proxy voting email or proxy materials, you may vote. You must vote your shares held in an employee stock or retirement benefit plan no later than May 24 at 11:59 p.m. EDT (3:59 a.m. GMT), or such other date as determined by the plan fiduciary.

Voting Recommendations

Chevron’s Board of Directors recommends that you vote as follows:

FOR: Election of the Director nominees

FOR: Ratification of the appointment of the independent registered public accounting firm

FOR: Advisory vote to approve named executive officer compensation

AGAINST: Stockholder proposal regarding exclusive forum provisions

AGAINST: Stockholder proposal regarding independent chairman

AGAINST: Stockholder proposal regarding lobbying disclosure

AGAINST: Stockholder proposal regarding country selection guidelines

AGAINST: Stockholder proposal regarding hydraulic fracturing

AGAINST: Stockholder proposal regarding accident risk oversight

AGAINST: Stockholder proposal regarding special meetings

AGAINST: Stockholder proposal regarding independent director with environmental expertise

Please refer to the Proxy Statement for detailed information on each of the proposals and the Annual Meeting of Stockholders.

Employee Stockholder Q&A

What happens if I do not receive the proxy voting email?

Any employee stockholder who does not receive the proxy voting email around April 19 will receive the information through the U.S. Postal Service. Time of delivery will vary based on geographic location.

What documents will be delivered electronically?

The company will electronically send you a link to the 2011 Annual Report, Notice of 2012 Annual Meeting and the 2012 Proxy Statement and the proxy.

How do I vote my proxy electronically?

When you are sent the proxy voting email, you also will be given the information you’ll need to vote your proxy online or by telephone. Please remember that you will need your pre-assigned personal identification number (PIN) to access the online system. Your pre-assigned PIN will be the last four digits of your Social Security number, unless you previously changed it.

What if I would like to receive paper copies of the documents instead of receiving proxy materials electronically?

If you are an employee participating in a company stock or retirement benefit plan and you do not want to receive the proxy voting email in the future and would instead like to receive paper copies of the proxy materials on an ongoing basis, please notify the Corporate Governance Department at corpgov@chevron.com.

Does electronic delivery apply to company stock that I have as a registered holder or in my brokerage account?

No, this applies only to shares employees hold in an employee stock or retirement benefit plan. If you want to take advantage of a similar method of electronic delivery as a registered holder of company stock or for stock you hold in a brokerage account, please log on to the Proxy Online Sign-up and follow the instructions.